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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of U S WEST Communications, Inc. on Form S-3 of our report, which includes an explanatory paragraph regarding the discontinuance of accounting for operations in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1993, and a change in the method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992, dated January 18, 1995, on our audits of the consolidated financial statements and financial statement schedule of U S WEST Communications, Inc. as of December 31, 1994 and 1993, and for the three years ended December 31, 1994, 1993, and 1992, which report is included in the Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.

Denver, Colorado
September 22, 1995